EXHIBIT 99.1
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             SALISBURY BANCORP, INC. ANNOUNCES APPROVAL OF MERGER BY
                 SHAREHOLDERS OF CANAAN NATIONAL BANCORP, INC.


(Lakeville, CT). August 19, 2004. Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company announced that at a meeting on August 17, 2004, the Shareholders of Canaan National Bancorp, Inc. voted to approve the Merger of Canaan National Bancorp, Inc. with and into Salisbury Bancorp, Inc. At the Meeting, Shareholders of Canaan National Bancorp, Inc. voted to approve the merger. At such meeting, shareholders owning 82.3% of the total shares outstanding voted to approve the merger, which represented over 98% of the shares represented in person or by proxy at the meeting.

John F. Perotti, President and Chief Executive Officer of Salisbury Bancorp, Inc. stated "We look forward to consummating the combination of Salisbury and Canaan. We expect the combination to be completed September 10, 2004. We believe the combination of these two community based institutions will be beneficial to our respective shareholders, customers and employees, as well as the communities which we serve."

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is an independent community bank with assets in excess of $300 million and capital in excess of $27 million, which has served the communities of northwestern
Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.


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Statements  contained in this news release contain  forward  looking  statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual futures results may different significantly from results discussed in the forward looking statements.


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